Exhibit 99.1
949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Third Quarter 2020 Operating Results
Third Quarter Summary
•Net income of $5.1 million, or $0.21 per fully diluted share
•Ongoing focus on reducing costs of deposits resulted in a decrease in interest expense over last quarter of $500 thousand, or 22.1%
•Interest income increased $436 thousand, and in combination with the decrease in interest expense resulted in an increase to net interest income of $936 thousand, or 7.0% over the prior quarter
•Noninterest income increased $1.1 million, or 91.7%, over the prior quarter as a result of gain on sale of SBA loans, increased service charges and fee income
•Noninterest bearing deposits increased $65.4 million, or 11.0%, from June 30, 2020, and $264.5 million, or 66.6%, from December 31, 2019
•Borrowings decreased to $24.0 million from $74.0 million the prior quarter, replaced with core deposit funding
•No provision for loan and lease losses for the quarter as a result of the decrease in the balance of our loan portfolio and a reduction in non-performing loans
•Allowance for loan and lease losses as a percentage of total loans outstanding increased from the prior quarter to 1.37%, or 1.75% if the outstanding balance of Paycheck Protection Program ("PPP") loans are excluded from total loans (which is a non-GAAP financial measure), as compared to 1.33% and 1.67%, respectively, as of June 30, 2020.

COSTA MESA, Calif., November 2, 2020 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three and nine months ended September 30, 2020.
For the third quarter of 2020, the Company reported net income of $5.1 million, or $0.21 per fully diluted share. This compares to net income of $1.9 million, or $0.08 per fully diluted share, in the second quarter of 2020, and net income of $1.6 million, or $0.07 per fully diluted share, in the third quarter of 2019. The increase in net income, as compared to the three months ended June 30, 2020, is attributable to an increase in net interest income resulting from decreased interest expense as we continued to reduce our costs of deposits while interest and fee income increased from $281.0 million in loans funded through the successful execution of the PPP. In addition, noninterest income increased primarily from increased service fees and gain on sale of SBA loans in the third quarter, and we had no provision for loan and lease losses for the three months ended September 30, 2020, compared to $2.9 million for the three months ended June 30, 2020. The increase in net income, as compared to the three months ended September 30, 2019, is primarily attributable to a decrease in interest expense of $2.3 million from the same quarter of the prior year, and no provision for loan and lease losses for the three months ended September 30, 2020, compared to a $2.1 million provision taken for the three months ended September 30, 2019.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “Our continued improvement in executing our core strategies allowed us to deliver an increase in profitability in the third quarter. With each quarter, we are making consistent progress on reducing our cost of deposits, increasing our level of non-interest income, and improving our operating leverage, resulting in a higher level of earnings.

Exhibit 99.1
“Although the COVID-19 pandemic continues to impact the Southern California market that we serve, we saw encouraging trends in asset quality. Non-performing loans decreased by 32% from the end of the second quarter and the vast majority of our borrowers that received loan deferrals earlier this year have now returned to their normal payment schedules. Our remaining loan deferrals represented just 2.5% of our total loans at September 30th.
“While the environment continues to be challenging for loan growth and the ongoing pandemic creates uncertainty around credit costs, we believe that the positive trends we are seeing in net interest margin, non-interest income and operating efficiency should enable us to deliver a consistent level of core earnings for the foreseeable future. Our improved cost structure and deposit base will also position us well to deliver a higher level of profitability when economic conditions improve, commercial loan demand returns to a more normalized level, and we generate a higher level of balance sheet growth,” said Mr. Dinsmore.

Results of Operations
The following tables show a summary of our operating results for the dates and periods indicated. The discussion below highlights the key factors contributing to the changes shown in the following tables for the three and nine months ended September 30, 2020, as compared to the three months ended June 30, 2020 and the three and nine months ended September 30, 2019.

	Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Total interest income	$16,016	$15,580	$14,769	$16,277	$16,767
Total interest expense	1,762	2,262	3,296	3,734	4,024
Net interest income	14,254	13,318	11,473	12,543	12,743
Provision for loan and lease losses	—	2,850	6,200	3,750	2,100
Total noninterest income	2,245	1,171	1,095	1,369	1,342
Total noninterest expense	9,275	8,934	9,720	9,790	9,697
Income tax provision (benefit)	2,138	800	(991)	(68)	658
Net income (loss)	$5,086	$1,905	$(2,361)	$440	$1,630

	Nine Months Ended September 30,
	2020	2019
	(Dollars in thousands)
Total interest income	$46,364	$49,399
Total interest expense	7,320	12,387
Net interest income	39,044	37,012
Provision for loan and lease losses	9,050	5,400
Total noninterest income	4,510	4,219
Total noninterest expense	27,925	28,388
Income tax provision	1,948	2,204
Net income	$4,631	$5,239

Net Interest Income
Q3 2020 vs Q2 2020. Net interest income increased $936 thousand, or 7.0%, for the three months ended September 30, 2020 as compared to the three months ended June 30, 2020 primarily as a result of:
•An increase in interest income of $436 thousand, or 2.8%, primarily attributable to the successful execution of PPP with an increase in loans resulting in increased fee income for the quarter, and increased income from loan prepayments and interest recoveries on previously charged-off loans during the three months ended September 30, 2020 as compared to the three months ended June 30, 2020; and
•A decrease in interest expense of $500 thousand, or 22.1%, primarily attributable to our ongoing focus on reducing costs of deposits during the three months ended September 30, 2020, driven by lowered rates a favorable change in our mix of deposits.
Our net interest margin increased to 3.34% for the three months ended September 30, 2020 as compared to 3.17% for the three months ended June 30, 2020. The increase was primarily attributable to our on reduced cost of deposits. The increase in net interest margin was also impacted by a favorable change in our mix of deposits from higher costing money market and certificates of deposit to lower costing noninterest bearing deposits.

Q3 2020 vs Q3 2019. Net interest income increased $1.5 million, or 11.9%, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019 primarily as a result of:
•A decrease in interest expense of $2.3 million, or 56.2%, primarily attributable to our focus on reducing costs of deposits in combination with the 175 basis point reduction in interest rates by the Federal Reserve during the period from September 30, 2019 to September 30, 2020. Also contributing to the decrease was a favorable change in our mix of deposits from higher costing deposits to noninterest bearing deposits; partially offset by
•A decrease in interest income of $751 thousand, or 4.5%, primarily attributable to a decrease in interest earned on short-term investments as a result of lower average yields in the declining interest rate environment during the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, partially offset by increased income from our participation in PPP.

YTD 2020 vs YTD 2019. Net interest income increased $2.0 million, or 5.5%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily as a result of:

•A decrease in interest expense of $5.1 million, or 40.9%, primarily attributable to our focus on reducing costs of deposits in combination with the 175 basis point reduction in interest rates by the Federal Reserve during the period from September 30, 2019 to September 30, 2020; partially offset by
•A decrease in interest income of $3.0 million, or 6.1%, primarily attributable to a decrease in interest earned on short-term investments as a result of lower average yields in the declining interest rate environment during the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, partially offset by increased income from our participation in PPP.

Provision for Loan and Lease Losses
Q3 2020 vs Q2 2020. We recorded no provision for loan and lease losses during the three months ended September 30, 2020 as a result of a decrease in the balance of our loan portfolio. We recorded a $2.9 million provision for loan and lease losses during the three months ended June 30, 2020 as a result of net charge-offs, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID during the second quarter. During the three months ended September 30, 2020, we had net charge-offs of $681 thousand compared to net charge-offs of $2.2 million for the three months ended June 30, 2020.
Q3 2020 vs Q3 2019. We recorded no provision for loan and lease losses during the three months ended September 30, 2020 as a result of a decrease in our loan portfolio. We recorded a $2.1 million provision for loan and lease losses during the three months ended September 30, 2019 as a result of net charge-offs, an increase in classified loans, and growth in our loan portfolio during the quarter.
YTD 2020 vs YTD 2019. We recorded a $9.1 million provision for loan and lease losses during the nine months ended September 30, 2020 as a result of net charge-offs of $5.2 million, an increase in classified and nonperforming loans, and qualitative factor increases related to COVID. We recorded a $5.4 million provision for loan and lease losses during the nine months ended September 30, 2019 as a result of net charge-offs of $6.8 million, an increase in classified and nonperforming loans, and growth in our loan portfolio.
Noninterest Income
Q3 2020 vs Q2 2020. Noninterest income increased by $1.1 million, or 91.7%, for the three months ended September 30, 2020 as compared to the three months ended June 30, 2020, primarily resulting from gain on sale of SBA loans in the amount of $535 thousand that did not occur in the prior quarter, and an increase in deposit related fees, credit card fees and loan service fees.
Q3 2020 vs Q3 2019. Noninterest income increased by $903 thousand, or 67.3%, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, primarily as a result of an increase in deposit related fees, credit card fees and loan service fees, and an increase to net gain on sale of SBA loans.
YTD 2020 vs YTD 2019. Noninterest income increased $291 thousand, or 6.9%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily as a result of:
•An increase of $735 thousand in deposit related fees, credit card fees and loan service fees during the nine months ended September 30, 2020 as compared to the same period in 2019; partially offset by

•Gain on sale of SBA loans of $535 thousand during the nine months ended September 30, 2020 as compared to gain on sale of $866 thousand during the same period in 2019.
Noninterest Expense
Q3 2020 vs Q2 2020. Noninterest expense increased $341 thousand, or 3.8%, for the three months ended September 30, 2020 as compared to the three months ended June 30, 2020, primarily as a result of:
•An increase of $156 thousand in FDIC insurance expense based on an increased average asset size that resulted from our participation in PPP, and
•An increase of $92 thousand in salaries and employee benefits primarily related to bonuses to employees in recognition of their contribution to the successful execution of PPP, and
•An increase of $54 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees, and
•An increase of $44 thousand in other noninterest expense primarily related to business development and other operating expenses.

Q3 2020 vs Q3 2019. Noninterest expense decreased $422 thousand, or 4.4%, for the three months ended September 30, 2020 as compared to the three months ended September 30, 2019, as cost savings initiatives were implemented during the year with the following results:
•A decrease of $516 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020; and
•A decrease of $423 thousand in our professional fees primarily related to higher legal and consulting fees during the third quarter of 2019 compared to lower legal and consulting fees in the third quarter of 2020 resulting from the cost reduction initiatives executed during the first quarter of 2020; partially offset by
•An increase of $390 thousand in FDIC expenses based on an increased average asset size that resulted from our participation in PPP versus receiving a rebate from the FDIC during the third quarter of 2019; and
•An increase of $102 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees.

YTD 2020 vs YTD 2019. Noninterest expense decreased $463 thousand, or 1.6%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019, primarily as a result of:
•A decrease of $847 thousand in our professional fees primarily related to higher legal and consulting fees during 2019; and
•A decrease of $162 thousand in salaries and employee benefits primarily related to the staffing changes made at the bank during the second quarter of 2020; partially offset by
•An increase of $436 thousand in FDIC expenses based on an increased average asset size that resulted from our participation in PPP versus receiving a rebate from the FDIC during the third quarter of 2019; and
•An increase of $120 thousand in equipment and depreciation related to hardware and software purchases resulting from the efforts to deploy work-from-home capabilities for more of our employees.

Income tax provision
For the three and nine months ended September 30, 2020, we had an income tax expense of $2.1 million and $1.9 million, respectively. The income tax expense during the three and nine months ended September 30, 2020 is a result of our operating income. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at September 30, 2020.
For the three and nine months ended September 30, 2019, we had an income tax expense of $658 thousand and $2.2 million, respectively, as a result of our operating income. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at September 30, 2019.

Balance Sheet Information
Loans
As indicated in the table below, at September 30, 2020, gross loans totaled approximately $1.28 billion, which represented a decrease of $90.8 million, or 6.6%, compared to gross loans outstanding at June 30, 2020. The following table sets forth the composition, by loan category, of our loan portfolio at September 30, 2020, June 30, 2020, and December 31, 2019.

	September 30, 2020		June 30, 2020		December 31, 2019
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	(Dollars in thousands)
Commercial loans	$614,737	48.1%	$698,280	51.0%	$409,420	36.2%
Commercial real estate loans - owner occupied	195,586	15.3%	195,379	14.3%	219,483	19.5%
Commercial real estate loans - all other	199,911	15.6%	203,330	14.8%	208,283	18.5%
Residential mortgage loans - multi-family	161,947	12.7%	164,575	12.0%	176,523	15.7%
Residential mortgage loans - single family	13,764	1.1%	15,522	1.1%	18,782	1.7%
Construction and land development loans	9,300	0.7%	7,247	0.5%	2,981	0.3%
Consumer loans	83,736	6.5%	85,414	6.3%	90,867	8.1%
Gross loans	$1,278,981	100.0%	$1,369,747	100.0%	$1,126,339	100.0%

The decrease of $90.8 million in gross loans during the third quarter of 2020 was primarily a result of loan payoffs and paydowns on lines of credit. Excluding the PPP, we funded total new organic loans of $28.0 million offset by loan payoffs of $119.1 million and charge offs of $840 thousand. The charge offs of $840 thousand included three commercial loan relationships that had been previously identified as classified, for which we are continuing our collection efforts.
During the third quarter of 2020, we secured new client relationships with commercial loan commitments of $22.4 million, of which $10.0 million were funded at September 30, 2020. Our total commercial loan commitments decreased to $933.4 million at September 30, 2020 from $963.5 million at June 30, 2020, and the utilization rate of commercial loan commitments decreased to 66.1% at September 30, 2020 from 72.5% at June 30, 2020. Excluding PPP loans, total commitments decreased to $652.5 million at September 30, 2020 from $683.3 million at June 30, 2020, and the utilization rate of commercial loan commitments decreased to 51.5% from 61.2% at June 30, 2020.

Deposits

	September 30, 2020	June 30, 2020	December 31, 2019
Type of Deposit	(Dollars in thousands)
Noninterest-bearing checking accounts	$661,462	$596,052	$397,000
Interest-bearing checking accounts	139,425	110,707	108,941
Money market and savings deposits	378,940	472,246	416,751
Certificates of deposit	227,723	249,521	276,878
Totals	$1,407,550	$1,428,526	$1,199,570

The decrease in total deposits of $21.0 million, or 1.5%, during the three months ended September 30, 2020 from June 30, 2020 is primarily attributable to a decrease in higher costing money market and savings accounts and certificates of deposit. Money market and savings accounts decreased by $93.3 million, or 19.8%, and certificates of deposit decreased by $21.8 million, or 8.7%, partially offset by noninterest-bearing checking accounts increased by $65.4 million, or 11.0%, and interest-bearing checking accounts increased by $28.7 million, or 25.9%. Lower priced core deposits increased to 83.8% of total deposits, while higher priced certificates of deposits decreased to 16.2% of total deposits at September 30, 2020, as compared to 82.5% and 17.5%, respectively at June 30, 2020.

Asset Quality
Nonperforming Assets

	2020			2019
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Total nonperforming loans	$16,780	$24,681	$20,021	$15,682	$13,209
Other nonperforming assets	150	663	392	164	138
Total nonperforming assets	$16,930	$25,344	$20,413	$15,846	$13,347
30-89 day past due loans	$25,616	$7,175	$22,437	$2,779	$7,827
90-day past due loans	$9,893	$12,412	$3,765	$533	$86
Total classified assets	$84,616	$83,104	$44,825	$37,192	$32,025
Allowance for loan and lease losses	$17,485	$18,166	$17,520	$13,611	$12,086
Allowance for loan and lease losses /gross loans	1.37%	1.33%	1.53%	1.21%	1.04%
Allowance for loan and lease losses /total assets	1.08%	1.08%	1.09%	0.96%	0.84%
Ratio of allowance for loan and lease losses to nonperforming loans	104.20%	73.60%	87.51%	86.79%	91.50%
Ratio of nonperforming assets to total assets	1.04%	1.50%	1.28%	1.12%	0.93%
Net quarterly charge-offs to gross loans (annualized)	0.21%	0.65%	0.81%	0.78%	0.51%
September 30, 2020 vs June 30, 2020. Nonperforming assets at September 30, 2020 decreased by $8.4 million from June 30, 2020 primarily as a result of a decrease in nonperforming loans. The decrease in our nonperforming loans during the three months ended September 30, 2020 resulted from principal payments of $8.5 million and charge-offs of $840 thousand, partially offset by the addition of $1.4 million of commercial and consumer loans. As a result of this decrease in nonperforming loans, the ratio of nonperforming assets to total assets decreased from 1.50% at June 30, 2020 to 1.04% at September 30, 2020. The ratio of allowance for loan and lease losses to nonperforming loans increased to 104.2% at September 30, 2020, from 73.6% at June 30, 2020, as a result of a greater decrease to nonperforming loans than the decrease to allowance for loan and lease losses during the third quarter. Our past due loans do not include loans that have had their payments deferred as a result of assistance being provided to our borrowers due to COVID-19. As of September 30, 2020 we had 24 loans with an outstanding balance of $31.9 million that were under a payment deferral. As of June 30, 2020, we had 76 loans with an outstanding balance of $34.5 million that were under a payment deferral.

Our classified assets increased by $1.5 million from $83.1 million at June 30, 2020 to $84.6 million at September 30, 2020. The increase this quarter is primarily related to additions of $14.8 million during the three months ended September 30, 2020, partially offset by principal payments of $11.7 million, charge-offs of $840 thousand, and upgraded notes of $259 thousand during the same period. The additions to classified loans during the three months ended September 30, 2020 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within the Pass category in the previous quarter.
September 30, 2020 vs September 30, 2019. Nonperforming assets at September 30, 2020 increased by $3.6 million from September 30, 2019 primarily as a result of an increase in nonperforming loans to $16.8 million in the current quarter from $13.2 million the prior year. As a result of this increase to nonperforming loans, the ratio of nonperforming assets to total assets increased from 0.93% at September 30, 2019 to 1.04% at September 30, 2020.
Our classified assets increased by $52.6 million to $84.6 million at September 30, 2020 from $32.0 million at September 30, 2019. The additions to classified loans represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the same quarter of the prior year.

Allowance for loan and lease losses

	2020			2019
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Balance at beginning of quarter	$18,166	$17,520	$13,611	$12,086	$11,474
Charge offs	(840)	(2,249)	(2,314)	(2,608)	(1,551)
Recoveries	159	45	23	383	63
Provision	—	2,850	6,200	3,750	2,100
Balance at end of quarter	$17,485	$18,166	$17,520	$13,611	$12,086
At September 30, 2020, the allowance for loan and lease losses (“ALLL”) totaled $17.5 million, which was approximately $681 thousand less than at June 30, 2020 and $6.1 million more than at September 30, 2019. The ALLL activity during the three months ended September 30, 2020 included net charge-offs of $681 thousand. There was no provision for loan and lease losses during the period, primarily attributable to the decrease in the loan portfolio during the three months ended September 30, 2020. The ratio of the ALLL-to-total loans outstanding as of September 30, 2020 was 1.37%, or 1.75% if the outstanding balance of PPP loans are excluded from total loans (which is a non-GAAP financial measure), as compared to 1.33% and 1.67%, respectively, as of June 30, 2020, and 0.99% as of September 30, 2019. The ratio of the ALLL-to-total loans outstanding decreased from the prior year primarily due to the origination of $281.0 million in PPP loans that are 100% guaranteed by the SBA, which had the effect of reducing this ratio by 38 basis points and 34 basis points, respectively, for the three months ended September 30, 2020 and June 30, 2020.

Capital Resources
At September 30, 2020, the Bank had total regulatory capital of $178.1 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 16.0% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at September 30, 2020, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At September 30, 2020		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Total Capital to Risk Weighted Assets	$178,100	16.0%	$111,425	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$164,124	14.7%	$72,426	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$164,124	14.7%	$89,140	At least 8.0

Tier 1 Capital to Average Assets	$164,124	9.5%	$86,750	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy to address the impact of COVID-19, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, each of which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2020, which we expect to file with the SEC during the fourth quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	Sept '20 vs June '20 % Change	Sept '20 vs Sept '19 % Change	September 30, 2020	September 30, 2019	% Change
Total interest income	$16,016	$15,580	$16,767	2.8%	(4.5)%	$46,364	$49,399	(6.1)%
Total interest expense	1,762	2,262	4,024	(22.1)%	(56.2)%	7,320	12,387	(40.9)%
Net interest income	14,254	13,318	12,743	7.0%	11.9%	39,044	37,012	5.5%
Provision for loan and lease losses	—	2,850	2,100	(100.0)%	(100.0)%	9,050	5,400	67.6%
Net interest income after provision for loan and lease losses	14,254	10,468	10,643	36.2%	33.9%	29,994	31,612	(5.1)%
Noninterest income:
Service fees on deposits and other banking services	891	625	463	42.6%	92.4%	2,038	1,303	56.4%
Net gain on sale of small business administration loans	535	—	265	—%	101.9%	535	866	(38.2)%
Net loss on sale of other assets	(70)	(53)	(6)	32.1%	1,066.7%	(117)	(42)	178.6%
Other noninterest income	889	599	620	48.4%	43.4%	2,054	2,092	(1.8)%
Total noninterest income	2,245	1,171	1,342	91.7%	67.3%	4,510	4,219	6.9%
Noninterest expense:
Salaries and employee benefits	5,554	5,462	6,070	1.7%	(8.5)%	17,085	17,247	(0.9)%
Occupancy and equipment	1,232	1,176	1,099	4.8%	12.1%	3,530	3,314	6.5%
Professional fees	695	702	1,118	(1.0)%	(37.8)%	2,257	3,104	(27.3)%
OREO expenses, net	—	—	—	—%	—%	—	69	(100.0)%
FDIC expense (credit)	366	210	(24)	74.3%	(1,625.0)%	769	333	130.9%
Other noninterest expense	1,428	1,384	1,434	3.2%	(0.4)%	4,284	4,321	(0.9)%
Total noninterest expense	9,275	8,934	9,697	3.8%	(4.4)%	27,925	28,388	(1.6)%
Income before income taxes	7,224	2,705	2,288	167.1%	215.7%	6,579	7,443	(11.6)%
Income tax expense	2,138	800	658	167.3%	224.9%	1,948	2,204	(11.6)%
Net income from continuing operations	5,086	1,905	1,630	167.0%	212.0%	4,631	5,239	(11.6)%
Net income	$5,086	$1,905	$1,630	167.0%	212.0%	$4,631	$5,239	(11.6)%
Net income allocable to common shareholders	$5,086	$1,905	$1,630	167.0%	212.0%	$4,631	$5,239	(11.6)%
Basic income per common share:
Net income available to common shareholders	$0.21	$0.08	$0.07	162.5%	200.0%	$0.20	$0.22	(9.1)%
Diluted income per common share:
Net income available to common shareholders	$0.21	$0.08	$0.07	162.5%	200.0%	$0.20	$0.22	(9.1)%
Weighted average number of common shares outstanding:
Basic	23,516	23,502	23,356	0.1%	0.7%	23,498	22,606	3.9%
Diluted	23,720	23,713	23,657	—%	0.3%	23,712	23,605	0.5%
Ratios from continuing operations(1):
Return on average assets	1.16%	0.44%	0.45%			0.38%	0.50%
Return on average equity	13.24%	5.11%	4.36%			4.09%	4.82%
Efficiency ratio	56.22%	61.66%	68.85%			64.12%	68.85%

____________________
(1)    Ratios for the three months ended September 30, 2020, June 30, 2020 and September 30, 2019, and for the nine months ended September 30, 2020 and September 30, 2019, have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	September 30, 2020	December 31, 2019	Increase/ (Decrease)

Cash and due from banks	$16,957	$17,409	(2.6)%
Interest bearing deposits with financial institutions(1)	261,323	202,729	28.9%
Interest bearing time deposits	1,847	2,420	(23.7)%
Investment securities (including stock)	35,536	36,254	(2.0)%
Loans (net of allowances of $17,485 and $13,611, respectively)	1,263,367	1,117,511	13.1%
Net deferred tax assets	9,339	8,434	10.7%
Intangible assets	399	266	50.0%
Other assets	33,773	31,131	8.5%
Total assets	$1,622,541	$1,416,154	14.6%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest bearing deposits	$661,462	$397,000	66.6%
Interest bearing deposits
Interest checking	139,425	108,941	28.0%
Savings/money market	378,940	416,751	(9.1)%
Certificates of deposit	227,723	276,878	(17.8)%
Total interest bearing deposits	746,088	802,570	(7.0)%
Total deposits	1,407,550	1,199,570	17.3%
Other borrowings	23,962	30,000	(20.1)%
Other liabilities	18,452	20,009	(7.8)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,467,491	1,267,106	15.8%
Shareholders’ equity	155,050	149,048	4.0%
Total Liabilities and Shareholders’ Equity	$1,622,541	$1,416,154	14.6%
Book value per share	$6.56	$6.32	3.8%
Shares outstanding, common	23,644,111	23,573,529	0.3%
____________________
(1)    Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	349,716	$94	0.11%	$322,023	$79	0.10%	$263,219	$1,465	2.21%
Securities available for sale and stock(2)	34,852	222	2.53%	35,000	210	2.41%	35,105	257	2.90%
Loans(3)	1,312,502	15,700	4.76%	1,331,270	15,291	4.62%	1,097,646	15,045	5.44%
Total interest-earning assets	1,697,070	16,016	3.75%	1,688,293	15,580	3.71%	1,395,970	16,767	4.77%
Noninterest-earning assets
Cash and due from banks	19,058			16,622			16,551
All other assets	23,443			28,048			25,295
Total assets	$1,739,571			$1,732,963			$1,437,816
Interest-bearing liabilities:
Interest-bearing checking accounts	$110,934	28	0.10%	$103,164	25	0.10%	$111,614	163	0.58%
Money market and savings accounts	417,123	357	0.34%	454,877	567	0.50%	432,397	1,904	1.75%
Certificates of deposit	239,219	1,131	1.88%	260,354	1,371	2.12%	259,830	1,562	2.39%
Other borrowings	73,419	115	0.62%	122,015	130	0.43%	28,804	177	2.44%
Junior subordinated debentures	17,527	131	2.97%	17,527	169	3.88%	17,527	218	4.93%
Total interest bearing liabilities	858,222	1,762	0.82%	957,937	2,262	0.95%	850,172	4,024	1.88%
Noninterest bearing liabilities
Demand deposits	709,391			606,481			421,524
Accrued expenses and other liabilities	19,123			18,649			17,739
Shareholders' equity	152,835			149,896			148,381
Total liabilities and shareholders' equity	$1,739,571			$1,732,963			$1,437,816
Net interest income		$14,254			$13,318			$12,743
Net interest income/spread			2.93%			2.76%			2.89%
Net interest margin			3.34%			3.17%			3.62%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2020			September 30, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$297,636	$894	0.40%	$253,058	$4,439	2.35%
Securities available for sale and stock(2)	35,231	693	2.63%	37,047	808	2.92%
Loans(3)	1,253,805	44,777	4.77%	1,080,278	44,152	5.46%
Total interest-earning assets	1,586,672	46,364	3.90%	1,370,383	49,399	4.82%
Noninterest-earning assets
Cash and due from banks	17,490			15,741
All other assets	25,540			26,845
Total assets	1,629,702			1,412,969
Interest-bearing liabilities:
Interest-bearing checking accounts	$105,837	$141	0.18%	$105,265	$505	0.64%
Money market and savings accounts	429,133	2,221	0.69%	450,342	6,123	1.82%
Certificates of deposit	258,469	4,082	2.11%	264,557	4,377	2.21%
Other borrowings	76,342	378	0.66%	36,300	698	2.57%
Junior subordinated debentures	17,527	498	3.80%	17,527	684	5.22%
Total interest bearing liabilities	887,308	7,320	1.10%	873,991	12,387	1.89%
Noninterest bearing liabilities
Demand deposits	571,976			374,713
Accrued expenses and other liabilities	19,159			18,837
Shareholders' equity	151,259			145,428
Total liabilities and shareholders' equity	1,629,702			1,412,969
Net interest income		$39,044			$37,012
Net interest income/spread			2.80%			2.93%
Net interest margin			3.29%			3.61%

(1)Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.
(2)Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.
(3)Loans include the average balance of nonaccrual loans.